AMENDED LICENSE AND MANUFACTURING AGREEMENT

         As of January 26, 1993, Detection Systems, Inc. ("DSI") and Emergency Communications Inc. ("ECI") entered a License and
Manufacturing Agreement (the "Agreement"), concerning the
"Security Escort System."  Additionally, on January 25, 1995,
DSI and ECI agreed to Agreement No. 1 to the License and Manufacturing Agreement.

         Intending to amend the Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, DSI and ECI hereby agree that this Amended License and Manufacturing Agreement shall replace the previous Agreements and will read in its entirety as follows:

         WHEREAS, DSI has developed and is the owner of certain radio technology and know-how which is used, among other applications, in a system known as the "Security Escort System";
and

         WHEREAS, ECI desires to obtain the rights to further develop, and to market and sell the Security Escort System and similar products, and other "emergency call market" products based upon that technology and know-how; and

         WHEREAS, DSI has engineering and manufacturing capabilities and ECI desires that DSI manufacture all of the products based upon that technology and know-how;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, the parties hereby agree as follows:


Section 1.  Definitions.

         1.1 An "affiliate" of, or party "affiliated" with, a specified party is a party that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified party, "control" being the actual ability to cause another to take relevant actions, regardless of whether that ability arises from legal ownership or other rights, from contract or from other relationships.

         1.2 "DSI" shall include all subsidiaries and affiliates of DSI other than ECI.

         1.3 "Emergency Call Market" shall mean the set of all groups of potential buyers of Systems (defined below) for use as described and limited in this paragraph 1.3. Systems may have, or may be capable of adaptation for, other uses such as access control. A System will be considered as sold in the Emergency Call Market only if the System is offered and sold for the primary use of allowing individuals to signal personal duress using a device carried on the person. Without limiting the foregoing, the Emergency Call Market does not include Systems which are offered and sold primarily for use in the following applications: (a) "house arrest" systems; (b) conventional fixed location alarm devices (both residential and commercial);
(c) small premises medical alert services; (d) access control; and (e) vehicle theft alarms. For these purposes, "buyers" of Systems shall include purchasers and lessees of Systems, as well as other persons and entities that expressly authorize the installation and operation of Systems at premises or facilities owned, leased, or otherwise lawfully possessed by them.

         1.4 "Manufacturing" means any manufacture of Products or components thereof for sale, lease, license, or other transfer to or use by third parties. "Manufacturing" does not include the assembly of experimental or developmental Products, components or systems strictly for use by ECI personnel in ECI facilities for developmental or experimental purposes.

         1.5 "Net Receipts" shall mean (a) gross receipts from sales, leases, licenses, or other transfers or authorized uses of Products and Systems, and parts, equipment, materials and components thereof (or receipts from the use thereof), plus (b) gross receipts from installation services, service contracts and the performance of servicing on any Product or System, plus (c) the sum of all purchase prices paid by ECI customers to third parties for any parts of Systems, equipment, materials, and/or components which are required as part of the Product or System (excluding utility hook-ups), less (d) in all cases, sales or use taxes, and shipping, packing and transportation insurance expenses which were added to the face of the invoice.

         1.6 "ECI" shall include all subsidiaries and other affiliates of ECI, but not DSI or any other affiliate which is such only because of its relationship with DSI.

         1.7 "Products" shall mean any and all equipment and systems that are manufactured or supplied by DSI and use the Technology, and each component and part thereof, including but not limited to the Security Escort System and other emergency response system components and equipment (but excluding standard, off-the-shelf materials, supplies, and components of the type described in paragraph 7.1(b) below).

         1.8 "Product Specifications" shall mean the specifications and tolerances for each Product as proposed by ECI and consented to by DSI as provided in paragraph 7.8, below.

         1.9 "Rights" include all legal rights and claims to the proprietary knowledge developed, compiled or acquired by DSI relating directly or indirectly to the Technology or the Products, including but not limited to trade secrets, processes, trademarks, copyrights, patents and manufacturing know-how.

         1.10 "Security Escort System" means the technology and system design described as the Security Escort System on Exhibit
A.

         1.11 "System" means a group of products, equipment, materials and/or supplies which satisfy the following criteria:

         (a) the System is offered and sold for the primary use of allowing individuals to signal personal duress using a device carried on the person;

         (b) the System covers an area of land and/or one or more buildings or structures (but no System shall cover single and/or duplex family residences unless the primary purpose of the System is to cover other buildings or structures);

         (c) the System is capable of handling at least 20 users at one time and the users will include unrelated persons; and

         (d) the signal from a user's device is sent, directly or indirectly, to one or more central locations and includes information that identifies the user.

A System shall consist exclusively of (i) Products and (ii) standard, off-the-shelf materials and/or components as described in paragraph 7.1(b).

         1.12 "Technology" includes all technical information, design drawings, engineering data and all other unique and special knowledge relating to the component, equipment, and system design, manufacture, installation, and operation of the Security Escort System and all related radio technology, which exist as of the date of this Agreement or at any time subsequent to the date of this Agreement, whether developed by DSI or ECI or by any other party under contract or affiliated with DSI or ECI, including the information described at Exhibit A.


SECTION 2.  LICENSE.

         2.1. GRANT OF LICENSE. DSI hereby grants and agrees to grant to ECI for the term of this Agreement a nontransferable, nonassignable, indivisible license, right and privilege to all of DSI's Rights to the Technology, including all such Rights which DSI may acquire during the term of this Agreement, for use in developing, marketing, selling, installing and servicing Products in the Emergency Call Market.

         2.2  EXTENT OF LICENSE.

         (a) The license granted in this Section 2 shall be for the development, marketing, selling, installing and servicing of Products solely in the Emergency Call Market.

         (b) Nothing in this Agreement shall limit DSI's ability in any way to develop or use the Technology, or to license others to develop or use the Technology, and DSI reserves the right, free of restriction, to make independent arrangements with any third party with respect to the license, development or use of the Technology for any such other purpose, including for the development, manufacture, marketing, selling, installing and servicing of products substantially similar to the Products that ECI may sell under this Agreement.

         (c) This license, insofar as it applies to any Technology hereinafter developed at the expense of any third party, shall not extend to any part of that Technology whose license by DSI would violate the terms of any agreements which DSI has entered into with that third party.

         2.3 Territory. ECI shall have the right to market and sell the Products in the Emergency Call Market anywhere in North
America.

         2.4 Express Rights. Nothing herein shall be construed as a grant by DSI of a license or other right to use any other technology or know-how or rights other than as specifically provided in this Agreement.

         2.5 New Developments. ECI shall promptly advise DSI of any engineering developments or improvements originated by ECI with respect to the Technology of the Products and shall promptly deliver to DSI copies of all relevant documentation and samples of such developments or improvements. Any such developments or improvements made by either party during the term of this Agreement or within one year thereafter shall be the property of DSI and shall be included in the Technology that is licensed under this Agreement. DSI reserves the sole right to protect such developments or improvements by registering trademark or copyright claims, patents or by other means as deemed appropriate by DSI, and ECI agrees to execute all such instruments and take all such other actions as may be reasonably required in order to record, substantiate and protect DSI's ownership thereof. Both ECI and DSI shall have the right to use the inventions developed by either party as it relates to this technology as long as this Agreement remains in force.

         2.6 Further Research and Development. DSI agrees to provide, at its cost and expense, ongoing research and development services for the initial System, until it is commercially viable on a preliminary basis (or until DSI determines that the development of the System should be abandoned). Thereafter, at its option DSI may provide, at its cost and expense, normal engineering services comparable to those supplied to other DSI customers. DSI agrees that, at ECI's request, DSI will provide additional research and development services for ECI for finishing the initial Product development and for later improvements of Products or development of new Products, subject to DSI's reasonable time and availability requirements. ECI agrees to pay DSI for such extraordinary services on a fully loaded cost plus 20 percent, payment to be made within 30 days from invoice date, with amounts unpaid thereafter to accrue interest on a daily basis at a rate equal to 15 percent per year. For purposes of this paragraph 2.6, "fully loaded cost" includes DSI's pro rata general and administrative expenses allocable to the research and development services. All technology developed under this paragraph 2.6 shall be the property of DSI and shall be included in the Technology that is licensed under this Agreement.

         2.7 Trademarks. DSI acknowledges that the Rights covered under this license include a grant to ECI to use the registered trademark "Security Escort", for the duration of this Agreement. ECI shall use said trademark in the form approved by DSI. ECI recognizes the title and ownership of DSI in said trademark and agrees to do nothing to impair that title or ownership. ECI agrees that it will not, either directly or indirectly, apply for registration of said trademark or trade name in any jurisdiction. ECI shall adhere to the established prestige and goodwill of DSI in any of its advertising and business materials with respect to the aforementioned trademark. ECI shall use its best efforts to safeguard the established prestige and goodwill of the trademark and, accordingly, ECI shall maintain the highest quality and standards of business conduct relating to products and services bearing such trademark. The foregoing provisions shall also apply to any and all other marks that may become included in the Rights that are licensed to ECI under this Agreement.

         2.8 Technical Support. DSI agrees to provide technical training for ECI's personnel, upon reasonable request by ECI and subject to DSI's reasonable time and availability requirements. ECI shall compensate DSI for such services on a fully loaded cost plus 20 percent basis. For purposes of this paragraph 2.9, "fully loaded cost" includes DSI's pro rata general and administrative expenses allocable to the training.


Section 3.  Confidentiality and Noncompetition.

         3.1 Confidentiality. ECI acknowledges DSI's ownership of the Technology and the Rights and the confidential nature thereof and shall not directly or indirectly contest or impair the same either during the life of this Agreement or at any time after termination hereof. Nothing in this paragraph 3.1 shall bind ECI with respect to any aspect of the Technology that becomes publicly available through lawful means and other than through a breach of this Agreement or breach of an agreement entered into as provided in paragraph 3.2.

         3.2 Obligation to Protect. ECI agrees that it shall use the Technology only for the purposes stated herein and shall take all reasonable and proper precautions against the disclosure of the same to any person (including any of its directors, officers and employees), except to the extent persons need to know information included in the Technology for purposes of assisting ECI in exercising its rights under this Agreement. Prior to disclosure of any information regarding the Technology to any such person, ECI shall enter into a confidentiality agreement with that person consistent with ECI's obligations and agreements hereunder, and DSI shall be named a beneficiary of such confidentiality agreements with full authority and right to enforce ECI's rights thereunder.

         3.3 Noncompetition. ECI shall not manufacture or enter into any arrangement with any other person, firm or company for the assembly or manufacture of components, equipment or systems using the Technology, except as provided in paragraphs 7.1(b) and 7.7, below.

         3.4 Litigation; Duty to Assist. Should litigation or other legal action be brought by DSI against any third party relating to the Technology, DSI will pay for the cost of such action, but ECI shall assist DSI in such action as requested by DSI. ECI shall not, directly or indirectly, indemnify, agree to indemnify, or otherwise encourage or assist any person in any way acting in opposition to any such action brought by DSI.


Section 4.  Term and Termination.

         4.1. Initial Term. This Agreement shall commence on the date hereof and shall continue until the end of the five year period after the commencement date. In no event, even after the term of this Agreement, shall DSI refuse to supply ECI component parts to existing systems, providing its factory is still capable of manufacturing these component parts.

         4.2 Continuing Terms. As of the end of the initial term of this Agreement, it shall automatically continue and be extended for one year and on a year to year basis thereafter unless either party gives notice to the other not less than six months prior to the expiration of the then current term that the Agreement shall not be renewed when the current term expires; provided, however, that DSI shall not have the right to terminate this Agreement unless ECI is in material violation of this Agreement or ECI has paid royalties and/or purchased equipment under this Agreement during the twelve months immediately preceding the month in which notice of termination is given aggregating less than $500,000 multiplied by a fraction, the numerator of which is the Consumer Price Index, All Urban Consumers ("CPI"), as most recently announced by the U.S. Department of Labor and the denominator of which is the CPI most recently announced prior to the date of this Agreement. If the CPI is materially changed or eliminated as a measure of consumer price adjustment, then for purposes of this Agreement there shall be substituted for that CPI such index (including any revised CPI) as is most commonly accepted as a replacement therefor.

         4.3. Effect of Termination. Upon the termination of this Agreement for any reason whatsoever:

         (a) ECI's license and right to use the Technology and to market and sell the Products shall immediately terminate and cease to exist, except that ECI shall have the right to use the Technology (i) in the sale and installation of inventory on hand and of Products for which purchase orders have already been accepted and (ii) to the extent required, in connection with ongoing servicing of Systems then in place;

         (b) ECI shall immediately deliver to DSI all originals and copies of books, notes, drawings, writings and other documents in which any confidential information relating to the Technology has been recorded, and all samples and models relating to the Technology and the Products;

         (c) Said termination shall not affect the right of DSI to any sums due to it immediately prior to the date of termination, as well as the right to receive payments and royalties in connection with (i) the sale or installation by ECI of inventory on hand or on purchase orders already accepted, and (ii) ongoing servicing by ECI of Systems in place; and

         (d) Said termination shall not relieve ECI or any other person of its obligation to preserve the confidentiality of the Technology.


Section 5.  Reporting Requirements.

         5.1 Periodic Reports. ECI agrees to furnish DSI on or before the 30th day following each calendar quarter a complete quarterly report of all product development and business activity relating to the Technology and the Products, and of all sales orders and receipts relating to the Products made during that quarter. DSI agrees to maintain the confidential status of any confidential information obtained pursuant to this paragraph.

         5.2 Inspection of Books and Records. All books and records of ECI shall be open for inspection by representatives of DSI, at reasonable times and intervals, for the purpose of verifying the reports and payments provided for herein. If any such inspection results in a written determination by an independent accounting firm, selected by agreement between DSI and ECI, that ECI has underpaid royalties due to DSI during any three month period, ECI shall immediately pay not only an amount equal to the underpayment but also an additional amount, equal to the underpayment, as a compensation and penalty for the underreporting and underpayment. All books and records of DSI pertaining to costs allocable to Products shall be open for inspection by representatives of ECI, at reasonable times and intervals, for the purpose of verifying those costs.


Section 6.  Royalties.

         6.1 Royalties. In consideration of the rights and privileges described herein, ECI agrees to pay royalties to DSI equal to the following percentages of ECI's Net Receipts:

         0 percent on the first $1 million of aggregate Net Receipts covered by this Agreement, regardless of when received;
         5 percent on the next $10 million of such aggregate Net Receipts;
         4 percent on the next $10 million of such aggregate Net Receipts;
         3 percent on the next $10 million of such aggregate Net Receipts; and 2 percent on all Net Receipts thereafter.

Royalties shall be paid on a calendar quarter basis, payment for all royalties accruing during any quarter to be made within 30 days after the end of that quarter.


Section 7.  Manufacturing and Supply.

         7.1  Generally.

         (a) To insure ECI has an assured source for the Systems, DSI and ECI agree that, except as provided in paragraph 7.6 below, DSI shall serve as the exclusive manufacturer and supplier of the Systems for ECI during the term of this Agreement. DSI will manufacture the Systems and the Products included therein on a "cost plus" basis as described in paragraph 7.4 below. DSI agrees to manufacture and sell the Systems and the Products included therein to ECI, and ECI agrees to purchase them, on the terms and conditions of this Section 7. DSI shall have the right to subcontract any or all of the manufacturing and supplying of Products or Systems hereunder, and if DSI is unable to manufacture and/or supply Products or Systems or any components thereof, DSI shall for that period subcontract with others to manufacture and supply whatever Products, Systems or components DSI cannot.

         (b) Notwithstanding the provisions of paragraph 7.1(a), above, ECI may purchase standard, off-the-shelf materials, supplies, and/or components for the Systems directly from third party suppliers, or may authorize its customers to do so, provided that those materials, supplies, and/or components may be included in the System without any manufacturing operations and only with minor on-site installation efforts and expense.
         7.2 Control. DSI retains sole discretion and complete control of the manufacturing process and is required only to produce or secure the production of the Products in conformity with the Product Specifications. DSI shall manufacture or purchase, at its sole cost and expense, any and all materials, parts and components to be included in the Products and Systems and any and all tooling and equipment necessary for the manufacture of the Products or Systems.

         7.3 Ordering. Each month ECI shall notify DSI of its latest forecast for all purchase orders and the requested shipment dates for Products and Systems it expects to purchase during the next six (6) months, as well as its firm orders for all Products and Systems that it will purchase during the next three (3) months.

         7.4 Price and Credit Terms. The price for any Product or System shall be DSI's fully loaded cost (regardless of whether
DSI builds or buys) plus 100 percent, except that DSI shall be paid $2,000 for downloading standard software required for the operation of the System. For purposes of this paragraph 7.4, "fully loaded cost" includes DSI's pro rata general and administrative expenses allocable to each Product or System.
All prices are F.O.B. DSI's plant, Fairport, New York, and, if not paid within 30 days from date of invoice, shall thereafter accrue an interest charge on a daily basis at a rate equal to 15 percent per year. DSI agrees to fully disclose its costs to ECI, but such disclosures shall be treated as Technology for purposes of the confidentiality provisions of Section 3 hereof. DSI reserves the right to redetermine costs on a quarterly basis based upon recent actual costs. DSI further agrees to use its reasonable efforts and to work with ECI to seek the lowest available costs while maintaining ECI's desired levels of quality assurance.

         7.5 Installation of Products and Systems. All orders shall be delivered to ECI's truck or common carrier at DSI's plant in Fairport, New York or at such other shipping point as the parties may agree. All installation and servicing of Products, components and Systems shall be the sole responsibility of ECI.

         7.6  Warranty.

         (a) DSI warrants that Products sold to ECI under this Agreement shall meet all Product Specifications and shall have the benefit of the same standard warranty terms (subject to the same conditions and limitations) as DSI from time to time gives on the majority of other products that it manufactures and sells to others. DSI makes no warranty whatsoever with respect to goods, materials, or component parts that are not of its own manufacture and which are purchased by ECI and not from DSI, or are purchased by any third party, for use in a System.

         (b) DSI's total liability to ECI for any Product sold under this Agreement shall be limited to the same extent as set forth in DSI's standard warranty terms, conditions, and limitations as from time to time it gives on the majority of other products that it manufactures and sells to others. DSI MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED IN FACT OR BY LAW, EXCEPT AS SPECIFICALLY SET FORTH IN THIS PARAGRAPH 7.6.

         (c) ECI agrees that it will expressly warrant Products to its customers in accordance with its own terms, conditions and limitations, and ECI will not offer or purport to pass the benefit of DSI's warranties to ECI's customers, DSI's warranties being solely for the benefit of ECI.


         7.7 Exclusivity. ECI agrees that, until the end of the five year term set forth in paragraph 4.1(a) of this Agreement, DSI shall be its sole manufacturing source for the Products, except for standard, off-the-shelf materials, supplies and components as described in paragraph 7.1(b), above. Thereafter, ECI may contract with third parties for the manufacture of the Products at a lower price than offered by DSI, provided that ECI must first disclose to DSI the proposed third party contract specifications and price, after which DSI shall have 60 days to match the third party offer, which matching offer, if made, shall be accepted by ECI.

         7.8 Product Specifications. ECI shall be responsible for developing Product Specifications, subject to DSI's consent as to items covered by DSI's warranty under paragraph 7.6, which consent shall not be unreasonably withheld or delayed. DSI agrees to assist ECI in the development of the Product Specifications. ECI shall have the right from time to time to request changes in the Product Specifications subject to DSI's approval, which shall not be unreasonably withheld or delayed.

         7.9 System Financing. If ECI offers financing to a third party relating to Products or Systems or any servicing thereof, DSI shall be offered the right to provide that financing or to participate on an equal basis with ECI or any third party in such financing arrangements.


Section 8.  Indemnification and Insurance.

         8.1  Indemnification.

         (a) DSI shall be exempt from any and all liability for any damage, injury or loss to person or property arising from any cause or happening involving the Technology of any Products or Systems, and ECI agrees to and hereby does indemnify and save harmless DSI and its shareholders, directors, officers and employees and their respective heirs, successors, assigns and agents against and from any and all claims by or on behalf of any person or persons or other parties arising from use or application of the Technology or any Product or System sold, licensed, leased, or otherwise transferred by ECI or used by ECI or used by others under arrangement with ECI. ECI assumes all responsibility and liability including all claims made by third parties of any nature for any incident of personal injury, property loss or damages of any other nature that may result from the Technology and any such Products or Systems.

         (b) ECI agrees promptly upon written request to reimburse DSI for any costs DSI incurs, including but not limited to, legal fees and related costs, arising from its investigation or defense of any claims or threatened claims described in paragraph 8.1(a), above.

         8.2 Insurance. ECI shall, at its own cost and expense, throughout the term of this Agreement, maintain adequate insurance, including product liability insurance, covering (i) all of its own activities which involve or use the Technology, including all research and development activity relating to the Technology or the Products and Systems; and (ii) the marketing, sale, installation, servicing and use of the Products and Systems by or for the benefit of any third party, which insurance shall name DSI as an additional insured, providing coverage in an amount at least equal to $10,000,000 per occurrence. The insurance required by this paragraph shall be primary insurance and the insurer shall be liable for the full amount of the loss up to and including the total limit of liability set forth in the declarations without the right of contribution from any other insurance coverage held by DSI.


Section 9.  Force Majeure.

         9.1 Neither party shall be responsible for any failure to comply with the terms of this Agreement where such failure is due to force majeure. "Force Majeure" shall mean fire, flood, explosions, acts of God, civil riot, insurrection or revolution, labor strikes, acts of any government or agency thereof, embargoes or judicial action, unavailability of materials, parts or components, and any other cause beyond the party's control.
Upon the cessation of any such cause operating to excuse performance by either party, this Agreement shall continue in full force and effect until otherwise terminated. If one or more causes of force majeure are asserted in good faith by either party as a basis for non-performance of this Agreement for a consecutive period of six months, either party shall have the right and option to terminate this Agreement forthwith by giving written notice to the other party to that effect. Notwithstanding anything to the contrary contained herein, force majeure shall not excuse the obligations of ECI to make payment to DSI in accordance with the terms of Sections 6 and 7 hereof.

Section 10.  Waiver.

         10.1 No waiver by either party of a provision hereof or default hereunder shall be deemed a waiver of any other provision or default of like or similar nature, and no waiver shall be enforceable unless in writing and signed by the party against whom enforcement is sought.


Section 11.  Assignment.

         11.1 This Agreement may not be assigned by ECI without DSI's express consent in writing. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of DSI and the permitted successors and assigns of ECI.


Section 12.  Governing Laws.

         12.1 This Agreement shall be subject to the laws and courts of the State of New York, without regard to its principles of conflict of laws. In the event of a civil action commenced by either party hereto, the parties agree to venue in the County of Monroe, New York.
Section 13.  Dispute Resolution.

         13.1 Any controversy, dispute or claim arising out of or relating to this Agreement or alleged breach thereof shall be submitted for resolution in the City of Rochester, New York, before a panel of three arbitrators (one chosen by each party and the third chosen by the first two arbitrators), the arbitration to be conducted in accordance with the rules for resolution of commercial disputes of the American Arbitration Association. Nevertheless, actions to enforce collection of royalties or payment of the purchase price for Products may, at DSI's option, be instituted and processed in any court of competent jurisdiction and without arbitration.


Section 14.  Severability.

         14.1 Should any term, clause, or provision of this Agreement be adjudged to be invalid for any reason whatsoever or be deleted by agreement of the parties hereto, such invalidity or deletion shall not affect the validity or operation of any other term, clause, or provision of this Agreement which shall remain binding on the parties as to all such other terms, clauses and provisions.


Section 15.  Entire Agreement.

         15.1 This Agreement supersedes any prior agreement(s) between the parties as to the subject matter hereof and sets forth the entire agreement and understanding between the parties as to said subject matter. Any amendments or alterations hereof shall be valid only when made in writing and executed by both parties.


Section 16.  Counterparts.

         16.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Section 17.  Notices.

         17.1 Any notices given by a party under this Agreement shall be deemed given when delivered personally or when deposited in the mail by certified mail, return receipt requested, or when sent by telecopy, or by a recognized overnight courier, addressed to the other party as follows:

              IF TO DSI:          Mr. Frank J. Ryan, Vice President
                                  Detection Systems, Inc.
                                  130 Perinton Parkway
                                  Fairport, NY  14450
                                  Fax:  716-223-9180

              IF TO ECI:          Mr. Karl H. Kostusiak, President
                                  Emergency Communications, Inc.
                                  190 Linden Oaks Drive, Suite B
                                  Rochester, NY  14625
                                  Fax:  716-223-5784

Either party may change the address for notice or the person to whose attention notice should be sent by giving notice thereof to the other party.


Section 18.  Further Assurances.

         18.1 Each of the parties agrees to execute and deliver all such agreements and instruments and to take all such other actions as may be necessary or appropriate in order to effectuate the purposes of the Agreement or to establish or confirm proprietary rights in patents, trademarks, copyrights, and trade secrets and confidential information as contemplated by this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated above.


DETECTION SYSTEMS, INC.         EMERGENCY COMMUNICATIONS INC.
By: /S/ Frank J. Ryan             By: /s/ Karl H. Kostusiak
         Frank J. Ryan                Karl H. Kostusiak
         Vice President               President

Date:    October 10, 1995             Date: October 10, 1995



                             AMENDMENT NO. 1
                                  to
                   LICENSE AND MANUFACTURING AGREEMENT

         As of January 26, 1993, Detection Systems, Inc. ("DSI") and Emergency Communications Inc. ("ECI") entered a License and
Manufacturing Agreement (the "Agreement") concerning the
"Security Escort System" (the "System").

         Intending to amend the Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, DSI and ECI hereby agree as follows:

1. Addition of Section 7A. The Agreement is amended by the addition of a new Section 7A, which shall read in its entirety as follows:

         7A. SALES REPRESENTATION:

         7A.1 APPOINTMENT OF SALES REPRESENTATIVE. ECI hereby appoints DSI as a sales representative to solicit orders for the System from any and all prospective customers within the Emergency Call Market as defined in this Agreement; provided, however, that DSI shall not serve as ECI's sales representative for any customer, or prospective customer, as to whom, prior to DSI's solicitation of an order, ECI has already designated another organization or person or itself as the exclusive sales representative (except to the extent that any such other representative may otherwise agree with DSI).

         7A.2 COMMISSION. In addition to royalties, DSI shall receive a commission equal to the percentage of gross revenue generated from the sale or lease of a System to any customer for whom DSI serves as the sales representative as provided in this Agreement, as shown in Table 1:

Table 1
         Paid Users* as a Percentage
         OF FULL TIME STUDENT ENROLLMENT    COMMISSION PERCENTAGE**

         <10%                               0%
         10%-20%                            1%
         20-30%                             2%
         30-40%                             3%
         40-50%                             4%
         50-60%                             5%
         60-70%                             6%
         70-80%                             7%
         80-90%                             8%
         90-100%                            9%
         100% or Greater                    10%

*  Includes faculty, staff and part-time students.
** For customers other than colleges and universities, the "enrollment" concept and percentages shown on Table 1 will be agreed in advance. Commissions are payable to DSI within 30 days of receipt of funds by ECI, as a percentage of each payment actually received from a customer. All sales will be on terms and conditions to be set forth in a written contract negotiated and executed between ECI and each customer.

         7A.3 EXPENSES. ECI will provide reasonable quantities of sales brochures and other promotional materials for the System to DSI at no charge to DSI. Each party shall be responsible for its own expenses incurred in connection with the initial sale of Systems. All sales and marketing expenses incurred by ECI after the initial sale of a particular System directed at maintaining or improving the number of users of this particular System shall be shared equally between ECI and DSI (provided that DSI's share shall in no event exceed 50% of the total commissions payable to DSI with respect to such customer), and DSI's share shall be subtracted from DSI's commissions for that System.

         7A.4 EFFECT OF TERMINATION. Upon termination of this Agreement for any reason by either party, DSI shall continue to receive commissions for a period of 12 months thereafter with respect to any DSI customer who placed an order for a System prior to the effective date of termination; provided, however, that if DSI customers have placed orders for at least 50 Systems, DSI shall continue to receive commissions for a period of 24 months thereafter.

         7A.5 INSTALLATION SCHEDULE. All sales commitments will be honored by ECI on a best efforts basis consistent with ECI's establishment of national installation and service capability.

         7A.6 TRAINING. All DSI representatives will receive ECI sponsored training prior to commencing sales activities.

         2. Part of Agreement. The provisions of Section 7A being added to the Agreement by this Amendment No. 1 shall be and become a part of the Agreement as if the Agreement, as amended by this Amendment No. 1, were written as one agreement at and as of the date of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date set forth below.


DETECTION SYSTEMS, INC.         EMERGENCY COMMUNICATIONS INC.

By:      /s/ Frank J. Ryan    By: /s/ James T. Reed
         Frank J. Ryan                James T. Reed
         Vice President               President